UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Stratos International, Inc. (Name of Registrant as Specified In Its Charter)

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Stratos International Responds to Steel Partners

CHICAGO, Illinois, June 12, 2006. Stratos International, Inc. (Nasdaq: STLW) stated today, in response to the press release on Friday by Steel Partners, that Stratos would carefully review Steel Partners’ letter and evaluate whatever is proposed.

Stratos noted that the company has been engaged in discussions with Steel Partners over a period of several months during which shares of Stratos have traded above the $7.50 price in Steel Partner’s letter and as high as $8.11. During that time, Steel Partners requested certain information about the company, which the company provided to Steel Partners. Steel Partners suggested it might be willing to propose a transaction at $7.50 per share, subject to due diligence and other contingencies, but did not provide specifics with respect to any transaction and did not articulate any strategy or plan for Stratos’ business or any plan to benefit all Stratos stockholders. Stratos retained CIBC World Markets Corp. in February 2006 to assist Stratos in evaluating Steel Partners’ expression of interest.

Phillip Harris, Stratos’ Chief Executive Officer, noted that Steel Partners’ current unsolicited proposal is subject to a number of conditions and uncertainties, including unspecified due diligence requests. Mr. Harris stated “Similar to its prior proposals, Steel Partners, in its press release on Friday, did not articulate any strategy or plan for Stratos’ business. To the extent Steel Partners has developed a plan for the company that would add value, Stratos will carefully review and evaluate it.”

Mr. Harris also noted that Steel Partners has not commenced any formal or binding offer to Stratos stockholders. Should Steel Partners commence any offer for Stratos shares, Stratos requests that its stockholders await the recommendation of the Stratos Board of Directors before taking any actions.

Additional Information

In connection with its 2006 annual meeting, Stratos will file a proxy statement with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read the proxy statement when it becomes available as it will contain important information about Stratos, the election of Stratos directors and related matters. Investors and security holders will have access to free copies of the proxy statement (when available) and other documents filed with the SEC by Stratos through the SEC web site at www.sec.gov. The proxy statement and related materials may also be obtained for free (when available) from Stratos by calling the company contact listed in this release.

Stratos and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Stratos annual meeting. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Stratos’ stockholders in connection with the Stratos annual meeting is set forth in Stratos’ proxy statement for its 2005 annual meeting of stockholders, dated August 12, 2005 and filed with the SEC on August 8, 2005. Additional information will be set forth in the proxy statement for the 2006 annual meeting when it is filed with the SEC.

About Stratos International

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed the Company to amass a broad range of products and build a strong IP portfolio of more than 100 patents. The Company currently serves more than 1,300 active customers, who are primarily in telecom/datacom, military/aerospace and video markets.

Safe Harbor Statement

This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to Stratos as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; Stratos’ dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in Stratos’ annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information, contact Barry Hollingsworth, Vice President & Chief Financial Officer at (708) 457-2379, or email at bhollingsworth@stratosintl.com. Website: www.stratosinternational.com.